APPOINTMENT OF ATTORNEY-IN-FACT

         I hereby authorize the filing with the Securities and Exchange Commission of any and all reports on Forms 3, 4 and 5 ("Reports"), or any substitute form hereafter adopted by the Securities and Exchange Commission, as may from time to time be required under Section 16(a) of the Securities Exchange Act of 1934, as amended. I hereby appoint Messrs. Clark B. Hinckley, Doyle L. Arnold and Thomas E. Laursen, and each of them, as my attorneys-in-fact with power to any of them to sign any and all Reports and any and all amendments to Reports or documents required to complete the filing of Reports or amendments thereto with the Securities and Exchange Commission on my behalf.


                         Dated the 30th of April, 2004.



                                                    /s/ Patricia Frobes
                                                    --------------------


STATE OF UTAH       )
                    )   ss.
COUNTY OF SALT LAKE )


                                 ACKNOWLEDGMENT

     On this 30th day of April, 2004, personally appeared before me Patricia Frobes, known to me to be the person whose name is subscribed to the above instrument and who acknowledged that (s)he executed the same for the purposes therein contained.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                                    /s/ Jennifer R. Jolley
                                                    ----------------------
                                                             NOTARY PUBLIC


My Commission Expires:                                        Residing At:

June 15, 2005                                         Salt Lake City, Utah
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